Exhibit 10.3
BOARD DESIGNATION AGREEMENT
This Board Designation Agreement (this “Agreement”) is made as of February 10, 2025, by and between SelectQuote, Inc. (the “Company”) and MS Capital Partners Adviser Inc. (“Morgan Stanley”).
Reference is hereby made to that certain Senior Preferred Stock Purchase Agreement, dated as of the date hereof by and between the Company and NL Monarch Holdings LLC (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement. To induce the Purchasers to execute the Purchase Agreement and purchase the Preferred Shares identified in the Purchase Agreement, the Company (a) will appoint Srdjan Vukovic to be a Class II Director as of the Closing Date and upon receipt of the Purchase Price and (b) agreed to execute this Agreement to cause (i) a nominee selected by Morgan Stanley, subject to receipt of the Purchase Price, to be nominated for election to the Company’s Board of Directors (the “Board”) and (ii) appoint a non-voting observer designated by Morgan Stanley to the Board.
Accordingly, the Company and Morgan Stanley hereby agree as follows:
1.For so long as Morgan Stanley and its Affiliates (including, for the avoidance of doubt, NL Monarch Holdings LLC) and Related Funds continue to beneficially own (directly or indirectly) more than forty percent (40%) of the Preferred Shares that Morgan Stanley and its Affiliates, collectively, beneficially own (directly or indirectly as of the as of the Closing Date, the Company shall: (a) nominate Srdjan Vukovic (or, if requested by Morgan Stanley in writing at any time, a different individual to the extent such person is reasonably acceptable to the Company’s Nominating and Corporate Governance Committee) (the “Morgan Stanley Preferred Director”) at each annual meeting of the Company’s stockholders at which the Class II Directors stand for election; (b) provided that such person is elected to the Board and meets the applicable membership requirements of the Securities and Exchange Commission and the market on which the Company’s Common Stock is then listed, appoint such Morgan Stanley Preferred Director to all committees of the Board; and (c) execute and deliver to each such person that is elected as a Director the Company’s standard Director Indemnification Agreement. “Related Fund” means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person, including in relation to a fund or other investment vehicle (the “First Fund”), a fund or other investment vehicle which is (i) managed or advised by the same investment manager or investment adviser as the First Fund or (ii) if it is managed by a different investment manager or investment adviser, a fund or other investment vehicle whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the First Fund.
2.For so long as any Preferred Shares remain outstanding, Morgan Stanley, to the extent the Company has received the Purchase Price, shall be entitled to designate one individual to serve as a non-voting observer to the Board (the “Observer”), which Observer shall be designated in writing, from time to time, by Morgan Stanley to the Company. The Observer shall be entitled to attend all meetings of the Board, and receive all meeting materials distributed to Directors in their capacity as such. In the event that a vacancy is created in the role of Observer at any time due to the death, disability, retirement, resignation or removal, such vacancy shall be filled solely by Morgan Stanley if it has delivered to the Company the Purchase Price. The Observer shall initially by Aleksandar Nikolic.
3.So long as Morgan Stanley is entitled to designate a director to the Board, the Company shall maintain directors’ and officers’ liability insurance providing coverage in such amounts as are determined by the Board and such insurance shall include coverage for all directors of the Company, including any director designated by Morgan Stanley.
4.In connection with the nomination of the Morgan Stanley Preferred Director to the Board the Morgan Stanley Preferred Director will provide to the Company (a) all information reasonably requested by the Company that is required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to his or her nomination or election as a director of the Company and (b) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to his or her nomination or election as a director of the Company.
5.The Company reserves the right to withhold any information and to exclude the Observer from any portion of a meeting the Board, if such access to a meeting of the Board, or access to such information, would, based on advice of outside counsel to the Company, adversely affect the attorney-client privilege of the Board.
6.This Agreement and the obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Company and Morgan Stanley. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any assignment without such consent shall be null and void.
7.This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
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IN WITNESS WHEREOF, the parties hereto have caused this Board Designation Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
SELECTQUOTE, INC.
By: /s/ Ryan Clement
Name: Ryan Clement
Title: Chief Financial Officer

MS CAPITAL PARTNERS ADVISER INC., on behalf of its advisory clients that primarily pursue credit investing strategies
By: /s/ Aleksandar Nikolic
Name: Aleksandar Nikolic
Title: Authorized Signer

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